EXHIBIT 5

Kutak Rock LLP

February 21, 2007

Board of Directors

Newmont Mining Corporation

1700 Lincoln Street

Denver, Colorado 80203

Re:	Newmont Mining Corporation Registration Statement on Form S-8 for Savings Equalization Plan of Newmont

Ladies and Gentlemen:

We have acted as counsel to Newmont Mining Corporation (the “Company”) in connection with the filing of the registration statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), of up to $15,000,000 of unsecured general obligations of the Company to pay deferred compensation and other amounts (the “Obligations”) to eligible employees of the Company (the “Participants”) under the Company’s Savings Equalization Plan of Newmont (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K. In rendering the opinion expressed below, we have reviewed such matters, documents and law, including the Registration Statement on Form S-8, as we have deemed necessary for purposes of this opinion. Based on and subject to the foregoing, it is our opinion that the Obligations referred to above have been duly authorized by the Company and, when the Board or a duly authorized committee thereof has authorized and determined the terms of the Obligations pursuant to and in accordance with the Registration Statement, and the Plan, the Obligations will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws of general applicability relating to or affecting enforcement of creditors’ rights, by general equity principles, whether applied in law or in equity, or by the doctrine of commercial reasonableness.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder. This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plan or the Obligations.

Very truly yours,

/s/ KUTAK ROCK LLP